ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 17th day of June, 1996, by and between Extreme Communications, Inc. (the "Purchaser"), an Illinois corporation, Communicate Direct, Inc. (the "Company"), an Illinois corporation, and SoftNet Systems, Inc. ("SoftNet"), a New York corporation, (the Company and SoftNet are sometimes referred to herein, individually, as a "Seller" and, collectively, as the "Sellers").

                                R E C I T A L S:

         A.  Among   Sellers'   numerous  lines  of  business  is  the  sale  of
non-applications oriented (low-tech) key systems (the "Business").

         B. SoftNet owns all of the issued and outstanding voting stock of the Company.

         C. The Sellers desire to sell, and the Purchaser desires to purchase, certain of the assets owned or used by the Company in connection with the operation and conduct of the Business.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Sellers agree as follows:


                                    ARTICLE I
                    Purchase and Sale of the Purchased Assets

         1.1 Purchased Assets . Subject to the terms and conditions set forth in this Agreement, the Company agrees to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser agrees to purchase, accept and acquire from the Company those assets (the "Purchased Assets") necessary to market, develop and expand Company's existing Business, including, without limitation, the Panasonic DBS, Northern Telecom Meridian North Star and AVT voice mail products (except as attached to Fujitsu products), including the specific accounts receivable set forth on Schedule 1.1, Company's key systems customer list, all ongoing revenue and business from existing key systems from moves, adds, changes, service calls, upgrades and new systems and a perpetual royalty free license to use the name "Communicate Direct", all free and clear of any security interest, mortgage, lien, charge, restriction, encumbrance, conditional sale agreement, claim, pledge or right of any party (collectively, "Liens"). The Purchased Assets include, without limitation, all unfilled customer orders, transferable Licenses (as hereinafter defined), sales literature and promotional materials, customer lists, books, records and files used by Company solely in connection with the Business. On the Closing Date, the Company shall deliver to the Purchaser all of the Purchased Assets by bills of sale, assignments, endorsements and other good and sufficient instruments of transfer necessary or desirable to vest in the Purchaser good, complete and indefeasible title to the Purchased Assets, free and clear of all Liens.

         1.2 Further Assurances . From time to time after the Closing Date, at the Purchaser's request and without further consideration therefor, the Sellers shall perform, execute and deliver or cause to be performed, executed and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as the Purchaser may reasonably require for the more effective assigning, transferring, granting, conveying, selling, assuring and confirming to the Purchaser and its successors and assigns, and for aiding and assisting in reducing to possession, the Purchased Assets transferred or to be transferred pursuant to this Agreement and as may be appropriate to carry out the transactions contemplated hereby.


                                   ARTICLE II
                          No Assumption of Liabilities

         2.1 Non-Assumption of Liabilities . The parties expressly agree and understand that the Purchaser shall assume no liabilities or obligations of the Business or either of the Sellers. Sellers shall remain liable for each and every liability of Sellers, including, without limitation, the following:

                   (i) any and all Taxes (as  hereinafter  defined)  related  or attributable to any and all periods ending on or prior to the Closing Date, as well as any and all Taxes incurred in connection with the transactions contemplated hereby;

                   (ii) any and all fees,  costs,  expenses or other obligations incurred by or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all fees to attorneys, investment bankers, accountants or others for services rendered;

                   (iii) any and all brokers' or finders'  fees,  commissions or like payments arising out of or based upon any act or omission of the Sellers;

                   (iv) any and all liabilities based on any claim, suit or proceeding alleging a violation of any federal, state or local law, regulation, code or ordinance, including, without limitation, product liability, employee safety, health or other laws, and any other third party claims, resulting from any act or omission by any of the Sellers which occurred on or prior to the Closing Date and which relate to the Sellers, the Business or the Purchased Assets;

                   (v) any and all  liabilities,  whether or not known to any of the Sellers, based on, arising out of or otherwise in respect of any act or omission of any of the Sellers or any other party, or any event or condition on or off the premises of Company, occurring at any time on or prior to the Closing Date and regardless of when notice thereof is received, related to matters of environmental protection, pollution, health, safety, or related to warranty obligations in connection with products sold or services rendered on or prior to the Closing Date, or related to matters of unfunded or underfunded pension liabilities; and

                   (vi) any other liability,  obligation, claim or commitment of any of the Sellers (whether disclosed or undisclosed, fixed, absolute, accrued, ordinary, extraordinary, contingent or otherwise, direct or indirect, primary or secondary, known or unknown), including, but not limited to, liability to Company's employees under Company's benefit plans or COBRA.

         2.2 Tail Insurance . Sellers agree to obtain and maintain adequate business discontinuation (tail) insurance or occurrence-based insurance with respect to the Business.


                                   ARTICLE III
                                 Purchase Price

         3.1 Purchase Price . The total purchase price for all of the Purchased Assets (the "Purchase Price") shall be Six Hundred Eighty-Four Thousand Dollars ($684,000).

         3.2 Payment . Subject to the terms and conditions set forth herein, Purchaser shall pay the Purchase Price by delivery of its nonrecourse installment promissory note, a copy of which is attached as Exhibit A hereto and made a part hereof.

         3.3 Allocation of Purchase Price . The Purchaser and the Sellers hereby agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes, including the filing of all tax returns and Internal Revenue Service Form 8594, as $612,479.88 to the accounts receivable and the remainder as Purchaser shall determine, subject to Company's consent which will not be unreasonably withheld. Each party will promptly notify the other if the Internal Revenue Service or any other taxing authority proposes to reallocate the Purchase Price.


                                   ARTICLE IV
                                     Closing

         4.1 Closing Date . The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at 10:00 a.m. local time at the offices of Sellers' counsel, Pedersen & Houpt, 161 North Clark Street, Suite 3100, Chicago, Illinois 60601-3224, on June ___, 1996, or on such other date or at such other time or place as the parties may mutually determine (the "Closing Date").

         4.2 Deliveries by the Purchaser . At the Closing, the Purchaser shall deliver to the Company the following:

                   (a) The installment  promissory  note, in  substantially  the form attached hereto as Exhibit A;

                   (b) An opinion of Holleb & Coff, as counsel to the Purchaser, dated as of the Closing Date, affirmatively opining to the matters set forth in Sections 5.2(a) and (b);

                   (c) The Sublease (as defined in Section 6.3 hereof), executed by Purchaser;

                   (d) The  Administrative  Services  Agreement  (as  defined in
              Section 6.4 hereof), executed by Purchaser;

                   (e) The Non-Competition  Agreement (as defined in Section 6.5 hereof), executed by Purchaser; and

                   (f) Such other  documents  and  certificates  required  to be executed or delivered at the Closing in accordance with the terms of this Agreement.

         4.3 Deliveries by the Sellers . At the Closing, the Sellers shall deliver to the Purchaser the following:

                   (a) Warranty Bill of Sale substantially in the form of Exhibit B attached hereto and made a part hereof, conveying the tangible Purchased Assets to the Purchaser;

                   (b) Assignment substantially in the form of Exhibit C attached hereto and made a part hereof, conveying the intangible Purchased Assets to the Purchaser;

                   (c) An  opinion  of  Pedersen  &  Houpt,  as  counsel  to the
              Sellers, dated as of the Closing Date, affirmatively opining to the matters set forth in Sections 5.1(a), (b), (c) and (e).

                   (d) The Sublease, executed by the Company;

                   (e) The Administrative  Services  Agreement,  executed by the
              Company;

                   (f) The Non-Competition  Agreement,  respectively executed by the Company and Sellers; and

                   (g) Such other  documents  and  certificates  required  to be executed or delivered at the Closing by one or more of the Sellers in accordance with the terms of this Agreement.


                                    ARTICLE V
                         Representations and Warranties

         5.1 Representations and Warranties of the Sellers . Each of the Sellers hereby represents and warrants to the Purchaser on and as of the date hereof and on and as of the Closing Date as follows:

                   (a) Organization and Standing. The Company and SoftNet are corporations duly organized, validly existing and in good standing respectively under the laws of the States of Illinois and New York. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary or where its failure to qualify to do business would adversely affect the Company, its financial condition, its business or its ability to perform the transactions contemplated by this Agreement. The Company has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations (collectively, the "Licenses") to own and lease its properties and assets, including the Purchased Assets, and to carry on the Business as and where presently conducted. All Licenses held by the Company in connection with the Business are more particularly described on Schedule 5.1(a) attached hereto and made a part hereof. Such Licenses are all of the Licenses necessary to the conduct of the Business by the Purchaser and all are included as part of the Purchased Assets. No governmental proceeding is pending or threatened to cancel, modify or fail to renew any such License.

                   (b) Corporate Action.  The Company and SoftNet each have full corporate power and authority to execute and deliver this Agreement, to sell, assign, transfer and deliver the Purchased Assets to the Purchaser, and otherwise to perform all of its respective obligations hereunder and to consummate the transactions contemplated hereby. All shareholder, corporate and other proceedings required to be taken by or on the part of the Company and SoftNet to execute, deliver and carry out this Agreement and to authorize the Company to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser have been duly and properly taken. Assuming the due authorization, execution and delivery hereof by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, and all instruments of transfer and other documents to be delivered in connection herewith, when executed and delivered by such Sellers, will constitute legal, valid and binding obligations of each of the Sellers, enforceable in accordance with their respective terms.

                   (c) Negation of Default.  The  execution and delivery of this
              Agreement by each Seller, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Articles of Incorporation or by-laws of the Company or SoftNet, respectively, or (whether with due notice or lapse of time or otherwise) constitute a default, require the consent of any third party which has not been received, give rise to any right of acceleration or result in the creation of any Lien under, or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, License or other instrument or obligation, or any judgment, order or decree of any court, administrative agency or other governmental authority, to which any of the Sellers is a party or otherwise subject or by which any of the Sellers or any of their respective properties (including the Purchased Assets) may be bound. No notice is required to be given to any state, local or other governmental authority to consummate the transactions contemplated hereby or to transfer the Purchased Assets free of any state, local or other statutory Lien.

                   (d) Title to  Purchased  Assets.  The  Sellers  have and will convey to the Purchaser good and marketable title to all of the Purchased Assets, free and clear of any Liens. All of the Purchased Assets, including claims, contracts, orders, leases, licenses and other rights, are assignable without the prior consent of any third party or, if prior consent is required, such consent has been obtained.

                   (e) Litigation. There are no claims, actions, suits, legal or administrative proceedings, governmental investigations or any labor matters pending or to Sellers' knowledge threatened against or adversely affecting the Sellers, the Business or any of the Purchased Assets, nor to Sellers' knowledge any basis for any such claim, action, suit, legal or administrative proceeding, governmental investigation or labor matter. There are no judgments, decrees, settlements, orders, rulings, writs or injunctions involving the Sellers, the Business or any of the Purchased Assets which (either by reason of compliance or default) may adversely affect the Sellers, the Business or any of the Purchased Assets, or which relate in any way to the transactions contemplated by this Agreement.

                   (f) Taxes. All Taxes due or to become due by reason of the Purchased Assets or the operation of the Business by the Company or by Sellers' other businesses prior to the Closing Date have been or will be paid when due. There are no Tax Liens upon any property or assets of any of the Sellers pertaining to the Business. There is no examination or proceeding pending by any authority or agency relating to the assessment or collection of any Taxes, or any interest or penalties thereon, due from any Seller, nor does any Seller know of any basis for any such assessment. For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, including, without limitation, income, capital stock, gross receipts, net proceeds, ad valorem, value added, goods and services, turnover, sales, use, real estate transfer, real property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, employment and other taxes, duties, assessments, imposts and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all interest, penalties and additions imposed with respect to such amounts, which are due or claimed to be due by federal, state or local taxing authorities or which are payable with respect to the Business, operations or property of any Seller.

                   (g) Accounts Receivable. All accounts receivable of the Company which are reflected on Schedule 1.1 (a) have no current right of counter-claim or set-off against them; and (b) are owned by the Company free of any Liens, choate or inchoate, liquidated or unliquidated. Sellers make no representation or warranty as to the collectability of such accounts receivable.

                   (h) Misstatement or Omission. There are no material facts relating to the Purchased Assets, liabilities, earnings, properties or operations of the Business which have not been disclosed to the Purchaser in writing in this Agreement or the schedules or exhibits hereto. No representation or warranty by the Sellers in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or other document furnished or to be furnished by the Sellers pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading. Copies of all documents heretofore furnished by the Sellers to the Purchaser are true, correct and complete copies of such documents, including all amendments or modifications thereto.

         5.2 Representations and Warranties of the Purchaser . The Purchaser hereby represents and warrants to the Sellers on and as of the date hereof and on and as of the Closing Date as follows:

                   (a) Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Purchaser has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as and where currently conducted.

                   (b) Corporate Action.  The Purchaser has full corporate power and authority to execute and deliver this Agreement, to purchase the Purchased Assets from the Sellers, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All corporate and other proceedings required to be taken by or on the part of the Purchaser to authorize, execute, deliver and carry out this Agreement and to purchase the Purchased Assets have been duly and properly taken. Assuming the due authorization, execution and delivery hereof by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, and all other documents to be delivered in connection herewith, when executed and delivered by the Purchaser, will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms.


                                   ARTICLE VI
                            Covenants and Agreements

         6.1 Satisfaction of Liabilities . From and after the Closing Date, the Sellers agree to pay, perform and otherwise satisfy in full when due all of their liabilities and obligations which relate to or which may affect the Business or the Purchased Assets. It is recognized and agreed that any failure by the Sellers to comply with the foregoing may adversely affect the Business or the Purchased Assets, or both, as well as the benefits available to the Purchaser from the transactions contemplated hereby, and that the Purchaser has a legitimate interest in assuring such liabilities and obligations are properly paid, performed and satisfied. In the event that the Purchaser shall pay, perform or otherwise satisfy any such liabilities or obligations, either inadvertently or, after not less than ten (10) days' prior notice to the Sellers thereof, because the Purchaser deems it necessary to do so in order to preserve the good will of customers, vendors, employees or other third parties, the Sellers jointly and severally agree to reimburse the Purchaser therefor not later than ten (10) business days after receipt of notice thereof from the Purchaser.

         6.2 Employment Matters . Schedule 6.2 attached hereto lists those individuals who are employed by the Company and the portion of their total compensation attributable to the Business, along with similar estimates of the cost necessary to hire additional personnel as part of Purchaser's initial sales force.

         6.3 Sublease . On or before the Closing Date, the Purchaser and the Company shall enter into a sublease agreement substantially in the form of Exhibit D attached hereto and made a part hereof (the "Sublease").

         6.4 Administrative Services Agreement . On or before the Closing Date, the Purchaser and the Company shall enter into an administrative services agreement substantially in the form of Exhibit E attached hereto and made a part hereof (the "Administrative Services Agreement").

         6.5 Non-Competition Agreement . On or before the Closing Date, the Purchaser and the Sellers shall enter into a non-competition agreement substantially in the form of Exhibit F attached hereto and made a part hereof (the "Non-Competition Agreement").

         6.6 Company's Inventory . Company agrees to maintain its existing Business key systems inventory in good and saleable condition. To the extent Purchaser needs to purchase such inventory items, Purchaser shall, from time to time, purchase portions of such inventory at Company's direct cost on an if and as needed basis.

         6.7 Customer Installation, Servicing and Warranty Repair. Purchaser shall perform or subcontract out all of its installation, service, warranty and repair work. At Purchaser's option, Sellers will receive and process telephone calls, including online help, work order preparation, dispatch and work order closure, for all service, warranty and repair work. Sellers shall bill Purchaser for all such calls at a rate of Fifty Dollars ($50) per call. To the extent Purchaser selects Sellers, or their affiliates, to perform any service, warranty or repair work, Sellers shall perform such work on a competitive basis and all profit from such work is to be split fifty-fifty (50/50) between Purchaser and Sellers.

         6.8 Shortfall Reimbursement . To the extent, if any, that Purchaser accrues a net operating loss for the first twelve (12) consecutive months following Closing exclusive of depreciation, bad debts, sales and marketing expenses and expenses in excess of $662,665 in connection with its sales force (in the aggregate, a "Shortfall"), Sellers shall reimburse Purchaser to the extent of such Shortfall, to a maximum of One Million Dollars ($1,000,000) in the aggregate. The Shortfall shall be computed and recomputed as of the end of each month, and the net Shortfall, if any, shall be paid immediately after notice of such Shortfall. To the extent that any reimbursable Shortfall is not paid by Sellers immediately after such notice, Purchaser may offset such Shortfall against the next payments due under the installment promissory note to the extent of such amounts. During the first twelve (12) consecutive months following Closing, Purchaser shall operate the Business in a commercially reasonable manner.

         6.9 Purchaser's Advertising Commitment . During the fifteen (15) month period subsequent to Closing, Purchaser will invest Five Hundred Thousand Dollars ($500,000) or more in (a) outdoor, radio and print advertising, and (b) additional costs and expenses, including, but not limited to, salaries, commissions, benefits, etc., in connection with expanding Purchaser's initial sales force.

         6.10 Right of First Refusal . If Buyer receives an offer to purchase all or substantially all of its assets or all or substantially all of its stock (in a private transaction, not a public offering) during the five (5) year period subsequent to Closing, such that Dean Becker shall no longer own or control Purchaser, directly or indirectly, Purchaser will notify SoftNet of such offer and grant SoftNet thirty (30) days to match such offer in all respects, including closing such transaction. If SoftNet declines to consummate such purchase, Purchaser shall be free to thereafter accept such offer and close such transaction, provided that the ultimate terms of such transaction are not materially different than as presented to SoftNet.


                                   ARTICLE VII
                                 Indemnification

         7.1        Sellers' Indemnification .

                    (a) Notwithstanding any investigation by the Purchaser, its attorneys or any of its agents or representatives, the representations, warranties and covenants of the Sellers set forth herein, or in any document or instrument delivered in connection herewith or pursuant hereto, and the liabilities of the Sellers with respect thereto, shall survive the Closing.

                    (b) The Sellers, jointly and severally, agree to indemnify, defend and hold the Purchaser and its shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by such indemnitees or any one of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by the Sellers or non-compliance with, non-performance of or breach by the Sellers of any of the covenants of this Agreement to be performed by the Sellers; and
         (ii) any and all liabilities arising out of or in connection with the conduct of the Business on or prior to the Closing Date or Sellers' other operations.

         7.2        Purchaser's Indemnification .

                    (a) The representations, warranties and covenants of the Purchaser set forth herein, or in any document or instrument delivered in connection herewith or pursuant hereto, and the liabilities of the Purchaser with respect thereto, shall survive the Closing.

                    (b) The Purchaser agrees to indemnify, defend and hold the Sellers, their shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by such indemnitees or any one of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by the Purchaser or non-compliance with or breach by the Purchaser of any of the covenants of this Agreement to be performed by the Purchaser; and (ii) any and all liabilities and obligations arising out of or in connection with the conduct of the Business by the Purchaser after the Closing Date.

         7.3 Losses . For purposes of this Agreement, "Losses" shall mean all claims, actions, proceedings, judgments, causes of action, liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), losses, demands, costs, assessments, damages, interest, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of litigation).


                                  ARTICLE VIII
                                  Miscellaneous

         8.1 Notices . Any notice, request, instruction or other communication to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date of delivery, provided delivery is actually tendered at the appropriate address, addressed to the persons identified below (i) in person, or (ii) by courier service, or (iii) by facsimile copy (with original copy mailed the same day), or (iv) three (3) days after deposit in the U.S. mails by first class certified mail, postage prepaid, return receipt requested, all addressed as set forth below:

         (i)        If to the Sellers, to:

                    SoftNet Systems, Inc.
                    717 Forest Avenue
                    Lake Forest, Illinois  60045
                    Attn:  John I. Jellinek, President
                    Telephone No.:  (847)266-8150
                    Facsimile No.:  (847)266-8251

                    With a copy to:

                    Pedersen & Houpt
                    161 North Clark Street
                    Suite 3100
                    Chicago, Illinois  60601-3224
                    Attn:  Michael W. Black
                    Telephone No.:  (312)609-5693
                    Facsimile No.:  (312)641-6895

         (ii)       If to the Purchaser, to:

                    Extreme Communications, Inc.
                    P.O. Box 898
                    Highland Park, Illinois  60035
                    Attn:  Dean Becker
                    Telephone No.:  (847)266-8800
                    Facsimile No.:  (847)266-9697

                    With a copy to:

                    Holleb & Coff
                    55 East Monroe Street
                    Suite 4100
                    Chicago, Illinois 60603
                    Attn:  Mark S. Kipnis
                    Telephone No.:  (312)807-4600
                    Facsimile No.:  (312)807-3900

or to such other person or persons at such address or addresses as may be designated by written notice to the other party pursuant to this Section 8.1.

         8.2 Severability . If any provision of this Agreement is found invalid, unenforceable or in violation of any law by a court of competent jurisdiction, such provision shall be modified only to the extent necessary to enable such provision to be valid and enforceable, without affecting the remaining portions of this Agreement, which shall remain in full force and effect.

         8.3 Mutual Contribution . The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted, or the provision contains a covenant of such party.

         8.4 Waivers . No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

         8.5 Applicable Law . This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of Illinois.

         8.6 Waiver of Jury Trial . EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS THEY EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED TO THE OTHER AS OF THE DATE HEREOF, PRIOR THERETO OR THEREAFTER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER DOCUMENT OR INSTRUMENT TO WHICH IT IS NOW OR WILL BE IN THE FUTURE A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER DOCUMENT OR INSTRUMENT.

         8.7 Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.


PURCHASER:                                                    SELLERS:

EXTREME COMMUNICATIONS, INC.                COMMUNICATE DIRECT, INC.



By:                                              By:
     ________________________                          _______________________
Its:                                             Its:
     ________________________                          _______________________


                                                 SOFTNET SYSTEMS, INC.



                                                 By:
                                                       _______________________
                                                 Its:
                                                       _______________________

                         LIST OF SCHEDULES AND EXHIBITS



                                    Schedules

Schedule 1.1                        Accounts Receivable

Schedule 5.1(a)                     Licenses

Schedule 6.2                        Employees



                                    Exhibits

Exhibit A                           Installment Promissory Note

Exhibit B                           Warranty Bills of Sale

Exhibit C                           Assignment

Exhibit D                           Sublease

Exhibit E                           Administrative Services Agreement

Exhibit F                           Non-Competition Agreement